Exhibit 10.13

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***]

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated May 10, 2023

(the “Effective Date”)

BETWEEN:

FOREMOST LITHIUM RESOURCE & TECHNOLOGY

LTD., a corporation incorporated under the laws of the Province of British Columbia

(the “Corporation”)

AND:

JASON BARNARD, an individual having an address at [***]

(the “Executive”)

WITNESS THAT WHEREAS:

A.	The Executive has agreed to be employed as the Corporation’s President and Chief Executive Officer on the terms and conditions of employment as set out herein; and

B.	The Executive will be intimately involved in the Corporation’s business and with the confidential information of the Corporation and, by virtue of such involvement, become personally acquainted with the business connections and trade secrets of the Corporation.

NOW THEREFORE in consideration of the covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1.             Position and Duties. The Executive will be employed by and will serve the Corporation as President and Chief Executive Officer (“CEO”) reporting directly to the Board of Directors of the Corporation (the “Board”). The Executive will be responsible for and perform the functions and duties commensurate with the position of CEO and any other duties or functions as may be assigned by the Corporation to the Executive in its sole discretion, provided such additional duties and functions reasonably relate to the CEO position. The Executive’s duties and functions may be varied from time to time by the Corporation, at its sole discretion, provided such varied duties and functions reasonably relate to the CEO position. The Executive will perform and carry out the Executive’s duties and functions, and provide such additional services as may be reasonably required, in such manner as the Corporation may from time to time direct. The Executive acknowledges and affirms that he will be employed by the Corporation in a fiduciary capacity, and as such will owe full fiduciary duties to the Corporation.

The Corporation and Executive agree that the Executive will perform and carry out the Executive’s duties and functions remotely from his residence in British Columbia, provided that the Executive may from time to time be required to travel for business purposes in connection with his duties and functions as CEO or otherwise as reasonably directed by the Board.

The Executive further agrees to act as a director and/or officer of any of the Corporation’s affiliates if so requested by the Board. All such directorships or offices shall be without any additional compensation or benefits, unless otherwise agreed to by the Board, in its sole discretion. Upon termination of the Executive’s employment for any reason whatsoever, the Executive will immediately resign all such directorships or offices held by the Executive in any affiliate of the Corporation, and the Executive agrees that the Executive will be deemed to have resigned such directorships and offices on the date that the Executive’s employment with the Corporation ends. The Corporation is hereby authorized as the Executive’s attorney-in-fact to execute any documents necessary to complete such resignations, with the same force and effect as if executed and delivered by the Executive. The Executive will not be entitled to receive any severance payment or other compensation or benefits for the resignation of such directorships or offices.

This Agreement will continue to apply in the event that the Executive is transferred to any other position with the Corporation and notwithstanding any changes in the Executive’s compensation, duties, functions, reporting relationship or other terms and conditions of employment.

2.            Term. The terms and conditions of the Agreement shall be effective as of and from the Effective Date and the Executive’s employment shall continue until terminated as provided in this Agreement (the “Term”). For greater certainty, the parties agree that the Executive shall be treated as a brand new hire for all purposes as of the Effective Date, and the Corporation will not recognize for the purposes of its employment relationship with the Executive any period of time that the Executive provided services for the Corporation as the contractor representative for an independent contractor previously engaged by the Corporation, Ora Nutraceuticals Inc.

3.            Annual Base Salary. The Corporation will pay the Executive an annual base salary (the “Annual Base Salary”) of CAD$180,000, payable in accordance with the Corporation’s payroll practices, as may be amended from time to time. In the event that following the Effective Date any of the Corporation’s outstanding securities are listed or admitted for trading on the NASDAQ Stock Exchange (the “Uplisting”), then, provided the Executive remains employed with the Corporation at that time, the Annual Base Salary will be increased to CAD$270,000, commencing the first full month following the completion of the Uplisting (and, for greater certainty, the increased Annual Base Salary will be subject to proration if it is implemented during a calendar year). The Annual Base Salary will be subject to the withholding of all applicable statutory deductions, including any taxable benefits received by the Executive under this Agreement. The Corporation will prorate the Annual Base Salary for any partial calendar year that the Executive is employed by the Corporation under this Agreement. The Executive acknowledges that he is not eligible for any overtime wages.

4.            Salary Review. The Corporation will review the Annual Base Salary annually or as otherwise determined by the Board and Management. This review shall not necessarily result in an increase in the Annual Base Salary and any increase in the Annual Base Salary shall be at the sole discretion of the Board.

5.            Equity Compensation.

The Executive will be eligible to be granted equity compensation at the sole discretion of the Board (an “Equity Grant”). Any Equity Grant approved by the Board for the Executive will be: (i) subject to vesting and any other conditions as established by the Board in its sole discretion; and (ii) in accordance with, and subject to, the terms, conditions and restrictions of the applicable equity compensation plan(s) of the Corporation (the “Equity Plans”), that may be in effect from time to time and as such Equity Plans may be amended as well as any applicable equity grant agreement. For greater certainty, in the event that the Executive’s employment with the Corporation terminates for any reason whatsoever, the Executive’s rights, if any, in respect of any Equity Grants will be governed exclusively by the terms, conditions and restrictions of the applicable Equity Plan(s).

6.            Benefits.

(a)	The Executive acknowledges that the Corporation currently does not provide any insurance health benefit coverage (or other benefits) to any of its employees. However, if in future the Corporation introduces any insurance health benefit plans as determined by the Corporation in its sole discretion, the Executive will be eligible to participate in such insurance health benefit plans (the “Benefit Plans”), subject to the terms and conditions of the plan documents and the Executive’s ability to qualify for such plans.

(b)	If such Benefit Plans are introduced by the Corporation in accordance with Section 6(a):

(i)	the Executive acknowledges and agrees that the Corporation may amend, modify or terminate the Benefit Plans (or any benefits provided pursuant to the Benefit Plans) at its sole discretion from time to time with or without notice and, for greater certainty, the foregoing shall not constitute a constructive dismissal;

(ii)	the Executive understands and agrees that the Corporation is not liable or responsible in the event that the Executive is denied coverage for any benefits - in such circumstances the Executive agrees that the Executive has no legal recourse against the Corporation; and

(iii)	the Executive agrees that the Corporation may deduct the Executive’s share of any benefit premiums in accordance with the Benefit Plans from the Executive’s pay in accordance with the Corporation’s established payroll practices.

(c)	The Executive will be entitled to five (5) paid sick days and three (3) unpaid sick days per annum in accordance with, and subject to, the provisions of the British Columbia Employment Standards Act, as amended (the “ESA”).

7.            Vacation. The Executive shall be entitled to six (6) weeks of paid vacation per annum. All vacation days shall be taken at times approved by the Corporation. The Executive will not be permitted to carry over any vacation entitlement from year to year except with the prior written consent of the Board. The Corporation will prorate the Executive’s annual paid vacation entitlement for any partial calendar year that the Executive is employed by the Corporation under this Agreement.

8.            Reimbursement for Expenses. The Corporation will reimburse the Executive for reasonable travelling and other business expenses actually and properly incurred by the Executive in connection with the performance of the Executive’s duties and functions under this Agreement, such reimbursement to be made in accordance with and subject to the policies established and amended by the Corporation from time to time. For all such expenses, the Executive will keep proper accounts and furnish statements and vouchers to the Corporation as and when required by the Corporation.

9.            No Other Compensation or Benefits. The Executive expressly acknowledges and agrees that, unless otherwise expressly agreed in writing by the Corporation after the Effective Date, the Executive shall not be entitled by reason of his employment by the Corporation or by reason of any termination of his employment, howsoever arising, to any remuneration, compensation or benefits other than as expressly provided for in this Agreement.

10.          Service to the Corporation.

(a)	During the Term, the Executive will:

(i)	well and faithfully serve the Corporation, at all times act in the best interests of the Corporation, and devote all of the Executive’s working time, attention and energies to the business and affairs of the Corporation;

(ii)	to the extent necessary to discharge the duties and functions assigned hereunder, the Executive will use his best efforts to perform faithfully and efficiently such duties and functions;

(iii)	apply the Executive’s skill and experience to the performance of his duties and functions for the Corporation;

(iv)	fully disclose and make available to the Corporation any business opportunity related to the business of the Corporation or any affiliate which becomes known to the Executive during the period of his employment, and the Executive agrees not to take any action if the result would be to divert from the Corporation or any affiliate any such business opportunity;

(v)	comply with all the terms of this Agreement;

(vi)	comply with all rules, regulations, policies and procedures of the Corporation as promulgated by the Corporation and amended from time to time and made available to the Executive; and

(vii)	comply with all laws pertaining to the Executive’s employment with the Corporation including, occupational health and safety laws.

(b)	During the Term, the Executive will not carry on or engage in any other business or occupation or become a director, officer, employee, independent contractor, or agent of, or hold a position or office with, any other corporation, entity, organization, or person without the prior written consent of the Board.

11.          Termination By Executive.

(a)	The Executive may resign from his employment with the Corporation at any time, but only by giving the Corporation eight (8) weeks’ prior written notice of the effective date of resignation. The Corporation may waive such notice, in whole or in part, subject to any minimum requirements under the ESA.

(b)	In the event that the Executive resigns the Executive’s employment, the Corporation will continue to pay the Executive the Annual Base Salary through to the Executive’s effective termination date; in the event the Corporation has introduced Benefit Plans pursuant to Section 6(a), permit the Executive’s continued participation in the Benefit Plans up to the effective termination date; reimburse the Executive for any unpaid business expenses; pay the Executive the value of any unused accrued vacation entitlement pro-rated for that portion of the calendar year up to the effective termination date or as may be required by the minimum provisions of the ESA; and pay the Executive any other accrued amounts as required by the ESA (with any such accrued amounts owing by the Corporation to the Executive as of the Executive’s effective termination date defined as, the “Accrued Obligations”). The Executive will not be entitled to any further compensation or payments from the Corporation. For greater certainty, the Executive’s “effective termination date” for the purposes of this Section 11(b) will be the date that coincides with the expiry of the Executive’s eight week notice period as required by Section 11(a) or such earlier date on which the Executive’s employment ceases in the event the Corporation waives such notice period (or portion thereof) as provided for under Section 11(a).

12.          Termination by Corporation Without Just Cause.

(a)	The Corporation may terminate the Executive’s employment at any time without just cause and with immediate effect by giving the Executive written notice of termination (with the date of such notice defined for the purposes of this Agreement as, the “Termination Date”). In the event that the Corporation terminates this Agreement without just cause and subject to the conditions specified in this Section 12 as well as Section 16, the Corporation shall:

(i)	provide the Executive with the Accrued Obligations; and

(ii)	pay to the Executive in a lump sum an amount equal to twelve (12) months of the Executive’s Annual Base Salary in effect as of the Termination Date (the “Severance Amount”).

For greater certainty: (i) the Severance Amount shall be based on the Executive’s Annual Base Salary in effect as of the Termination Date only and shall not include any other compensation or remuneration whatsoever; and (ii) the Severance Amount shall be subject to all applicable deductions and withholdings.

(b)	If the Executive successfully claims that the Executive has been constructively dismissed by the Corporation outside of the COC Period (as defined below in Section 13 of this Agreement), the Executive agrees that the Executive will only be entitled to damages in the amount that would have been payable by the Corporation on termination without just cause as provided for under this Section 12.

(c)	The Executive acknowledges and agrees that the compensation provided to the Executive pursuant to this Section 12 is inclusive of and fully satisfies any and all obligations of the Corporation at common law and under statute (including the ESA) to provide the Executive with notice of termination or pay in lieu of notice in the event that the Corporation terminates the Executive’s employment without just cause. For greater certainty, this Section 12 shall not apply to, and shall have no effect in connection with, any termination of the Executive’s employment by the Corporation without just cause or resignation by the Executive for Good Reason to which Section 13 of this Agreement applies.

13.          Termination by the Corporation Without Just Cause or Termination by the Executive for Good Reason within twelve (12) months following a Change of Control.

(a)	For all purposes of this Agreement, “Change of Control” shall be defined as the occurrence of any one of the following events:

(i) the sale, liquidation or other disposition of all or substantially all of the assets of the Corporation in circumstances where the Corporation either:

(i)	does not intend to acquire new mineral exploration projects within a reasonable time; or

(ii)	intends to enter into new business ventures which do not involve the acquisition, exploration, development or exploitation of mineral properties;

(ii)	the sale, exchange or other disposition of a majority of the outstanding shares of the Corporation in a single transaction or a series of related transactions;

(iii)	the Corporation is merged or consolidated in a transaction in which its shareholders receive less than 50% of the outstanding voting shares of the new or continuing entity;

(iv)	a majority of the incumbent directors of the Corporation who were previously nominated by management and elected as directors at the immediately preceding annual general meeting or who were appointed by the Board to fill a vacancy occurring since the immediately preceding annual general meeting are:

(i)	not nominated for re-election at any annual general meeting of the shareholders of the Corporation;

(ii)	after having been nominated by management for re-election as directors, not re-elected as directors at any annual general meeting of the shareholders of the Corporation;

(iii)	removed as directors of the Corporation; or

(iv)	as a result of an increase in the size of the Board and the appointment of new directors, no longer constitute a majority of the Board,

except where any of the above occurs as a result of the death, disability or voluntary retirement of any such directors in accordance with the normal retirement practices of the Corporation;

(v)	other than as may occur in connection with the Uplisting, the acquisition by any person, or by any person and its affiliates, or by any person acting jointly or in concert with any of the foregoing persons or affiliates, and whether directly or indirectly, of voting securities of the Corporation that, when added to all other voting securities at the time held by such person, its affiliates and any person acting in concert with any of the foregoing persons or affiliates, totals for the first time, not less than TWENTY (20%) PERCENT of the then outstanding voting securities of the Corporation; or

(vi)	the consummation of a reorganization, merger or other transaction which has substantially the same effect as (i) through (v) above.

provided, however, that a Change of Control will not be deemed to have occurred if such Change of Control results solely from: (1) the issuance, in connection with a bona fide financing or series of financings by the Corporation, of voting securities of the Corporation or any rights to acquire voting securities of the Corporation or any other securities which are convertible into voting securities of the Corporation, (2) a merger, amalgamation, other business combination or sale of all or substantially all of the assets of the Corporation to an affiliate or subsidiary of the Corporation, or (3) a merger effected solely to change the Corporation’s domicile.

(b)	In this Agreement, “Good Reason” means one or more of the following events occurring without the Executive’s consent:

(i)	a change in the Executive’s position which materially reduces the Executive’s duties and functions from the duties and functions in effect immediately prior to the Change of Control;

(ii)	any reduction to the Executive’s Annual Base Salary; or

(iii)	any other act, event or omission by the Corporation that would constitute constructive dismissal of the Executive at common law,

provided, however, that any act, event or omission that may otherwise constitute Good Reason shall be deemed not to be Good Reason for the purposes of this Agreement if (A) the Executive does not deliver to the Corporation a written notice of resignation within thirty (30) days of learning of the event, act or omission, setting out the event, act or omission which constitutes Good Reason, or (B) the act, event or omission that constitutes Good Reason is curable, and the Corporation cures such act, event or omission within thirty (30) days after it receives such a notice of resignation from the Executive.

(c)	In the event that within twelve (12) months immediately following a Change of Control (the “COC Period”): (1) the Corporation terminates the Executive’s employment without just cause (which the Corporation will implement by written notice to the Executive with immediate effect); or (2) the Executive resigns for Good Reason, then the Corporation shall, subject to the conditions specified in this Section 13 as well as Section 16:

(i)	provide the Executive with the Accrued Obligations; and

(ii)	pay to the Executive in a lump sum an amount equal to twenty-four (24) months of the Executive’s Annual Base Salary in effect as of the Executive’s effective termination date (the “COC Severance Amount”).

The “effective termination date” for the purposes of Section 13(c)(ii) shall be the date of the Corporation’s written notice of termination issued during the COC Period or the Executive’s effective resignation date during the COC Period, as applicable, pursuant to this Section 13(c).

(d)	For greater certainty: (i) the COC Severance Amount shall be based on the Executive’s Annual Base Salary in effect as of the Executive’s effective termination date only and shall not include any other compensation or remuneration whatsoever; and (ii) the COC Severance Amount shall be subject to all applicable deductions and withholdings.

(e)	The Executive acknowledges and agrees that the compensation provided to the Executive pursuant to this Section 13 is inclusive of and fully satisfies any and all obligations of the Corporation at common law and under statute to provide the Executive with notice of termination or pay in lieu of notice in the event that the Executive resigns the Executive’s employment for Good Reason or the Executive is terminated without just cause within the COC Period. For greater certainty, in the event that the Executive’s employment terminates in accordance with Section 13, the Executive’s entitlements shall be limited to this Section 13 and the Executive shall not also be eligible for the compensation and entitlements set forth in Section 12 of this Agreement including, without limitation, the Severance Amount.

14.          Termination by the Corporation for Just Cause. The Corporation may terminate the Executive’s employment with the Corporation at any time for just cause without any notice, severance or other payments except the Accrued Obligations owing by the Corporation to the Executive as of the effective date of his termination for just cause. If the Corporation terminates for just cause, and an adjudicator later determines that the Corporation did not have just cause, the Executive agrees that the Executive will only be entitled to damages in the amount that would have been payable on termination without just cause under Section 12.

15.          Termination by Death of Executive. If the Executive dies, this Agreement will be considered frustrated at law and terminated by that death and the Corporation will not be required to pay any amounts to any heir or estate of the Executive except the Accrued Obligations owing by the Corporation to the Executive as of the date of the Executive’s death.

16.          Release of All Claims. Except for Accrued Obligations which will be provided to the Executive in any event, as a condition to receiving the Severance Amount or the COC Severance Amount, as applicable, that exceed the Executive’s statutory entitlements under the ESA, if any, the Executive will execute and deliver to the Corporation a general release of all claims in a form reasonably acceptable to the Corporation (the “General Release”). If the Executive does not sign the General Release, the Executive agrees that the Executive will not be entitled to the Severance Amount or the COC Severance Amount, as applicable, and in such circumstances the Executive will receive only such minimum pay in lieu of notice of termination as required by the ESA. For greater certainty, notwithstanding any other term of this Agreement, in no circumstances will the Executive receive less notice of termination or pay in lieu of notice or other compensation from the Corporation arising from the Executive’s termination without just cause than the Executive is entitled to receive pursuant to the ESA.

17.          Cessation of Benefits. Except as required by the ESA, upon termination of the Executive’s employment for any reason, the Executive’s eligibility for any benefits from the Corporation including, pursuant to the Benefit Plans (in the event such Benefit Plans have been introduced in accordance with Section 6(a)) will end effective the last day of the Executive’s employment with the Corporation, which date will not be extended by any period of severance or pay in lieu of notice of termination (whether contractual, statutory or otherwise).

18.          Return of Property. Upon termination of this Agreement for any reason, the Executive will not remove from any premises at which the business of the Corporation is conducted any property of the Corporation and its affiliates, including, without limitation, any Confidential Information (as hereinafter defined) or Works (as hereinafter defined), and will return, in good condition, all the property of the Corporation and its affiliates, including, without limitation, all tangible embodiments of the Confidential Information and Works.

19.          Disclosure of Conflicts of Interest. During the Term the Executive will promptly, fully and frankly disclose to the Board in writing:

(a)	the nature and extent of any interest the Executive has or may have, directly or indirectly, in any contract, arrangement, understanding or transaction or proposed contract, arrangement, understanding or transaction with (i) the Corporation, (ii) any affiliate of the Corporation or (iii) any client of the Corporation or any affiliate;

(b)	every office the Executive may hold or acquire, and every property the Executive may possess or acquire, whereby directly or indirectly, a duty or interest might be created in conflict with the interests of the Corporation or the Executive’s duties and obligations under this Agreement; and

(c)	the nature and extent of any conflict referred to in subsection (b).

Following such disclosure, the Board may, acting reasonably, in its sole discretion, determine that a conflict of interest exists and require the Executive to eliminate such conflict of interest.

20.          Avoidance of Conflicts of Interest. The Executive agrees to comply with all policies and directives of the Corporation from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 19. During the Term, the Executive shall not enter into any contract, arrangement, understanding or transaction with any other person or entity that would in any way conflict or interfere with this Agreement or the Executive’s duties or obligations under this Agreement or that would otherwise prevent the Executive from performing his obligations hereunder unless previously agreed to by the Board, and the Executive represents and warrants that he has not entered into any such contract, arrangement, understanding or transaction as of the Effective Date.

21.          Obligation of Confidentiality.

(a)	The Executive acknowledges and agrees that during the course of the Executive’s employment with the Corporation, the Executive will have access to, acquire and develop Confidential Information, and that the unauthorized use or disclosure of Confidential Information could have a material adverse effect on the financial, legal, commercial and competitive position and interests of the Corporation and its affiliates.

(b)	During the Executive’s employment with the Corporation, the Executive will not use any Confidential Information or disclose any Confidential Information to any person or entity except as required in the performance of the Executive’s duties under this Agreement. After the Executive’s employment with the Corporation ends, for any reason whatsoever, the Executive agrees to never use any Confidential Information or disclose any Confidential Information to any person or entity except with the express and prior written consent of the Corporation. The Executive further acknowledges and agrees that, as between the Corporation and the Executive, the Confidential Information is and shall remain the sole and exclusive property of the Corporation.

(c)	In this Agreement, “Confidential Information” means any and all information in any form (whether written, electronic, graphic or otherwise) relating to the business, affairs, property, assets, liabilities, financial condition, plans, prospects or undertaking of the Corporation or its affiliates, customers, suppliers, business partners, or persons who have supplied information on a confidential basis to the Corporation or its affiliates, whether or not any such information is specifically identified as “confidential”, including, without limitation, business opportunities (including markets which have been investigated); the development, planning, design or preparation of any marketing or business plans and strategies, forecasts, and pricing information; trade secrets; methods, including production methods and techniques; models; passwords; computer files and information; financial information; product or proposed product information; prototypes; formulas; recipes; processes; computer, employee, contractor, customer, business partner, and supplier information and records; computer software programs; agreements and contracts; customer lists; customer contacts; the buying habits and special requirements of customers; the types of products purchased from the Corporation or its affiliates by customers; actual or proposed editorial, marketing and/or creative policies, practices, concepts, strategies, and methods of operations; financial or business projections; the Works; intellectual property (including Intellectual Property Rights (as defined below)); and any information from which the Corporation or its affiliates derives economic value or the disclosure of which could cause harm to the Corporation or its affiliates. Notwithstanding the foregoing, Confidential Information will not include information that is lawfully and generally available to the public other than as a result of disclosure, fault or negligence of the Executive.

(d)	If during the Executive’s employment with the Corporation or any time after the Executive’s employment with the Corporation ends, for any reason whatsoever, the Executive become legally required to make disclosure of any Confidential Information pursuant to applicable law (whether by oral question, interrogations, request for information or documents, subpoena, civil investigation or demand, or similar process), the Executive will:

(i)	provide the Corporation with immediate written notice of the requirement and the proposed content of any disclosure with sufficient specificity such that the Corporation may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement, and the Executive will not oppose any action taken by the Corporation to seek such a protective order or other appropriate remedy;

(ii)	co-operate fully with the Corporation in limiting the extent of the disclosure and in obtaining a protective order or other appropriate remedy to maintain the confidentiality of such Confidential Information; and

(iii)	disclose only that portion of the Confidential Information that it is, upon the advice of their legal counsel, compelled by applicable law to disclose.

22.          Intellectual Property

For the purpose of this Agreement:

“Works” includes any and all products, materials, information, programs, designs, artwork, data, correspondence, discoveries, concepts, software, know-how, inventions, methods, trademarks, trade names, plans, training and marketing materials, strategies, trade secrets, improvements, modifications, derivative works, ideas, developments, and other works which are disclosed to, made, developed, conceived, contributed to or worked upon by the Executive in connection with or arising from the Executive’s duties or otherwise in the course of the Executive’s employment with the Corporation, including without limitation, any materials and inventions: (i) that relate to the Corporation’s business; (ii) that result from any work performed for the Corporation; (iii) that have been substantially facilitated by the use of the Corporation’s intellectual property, Confidential Information, equipment, supplies, facilities or resources, or (iv) the idea for which was gained during the Executive’s employment with the Corporation.

“Intellectual Property Rights” means all worldwide rights (including, without limitation, all rights to, and to apply for, register, own, license and otherwise exploit, as well as all rights to any now or hereinafter pending applications for, issued, registered, registrations for, or otherwise existing, patents, industrial designs, copyrights, rights of authorship, moral rights, trademarks, service marks, trade names, trade dress, domain names, URLs, social media identities, mask works, plant breeders rights, trade secrets or other proprietary or intellectual property rights) in and to the Works. Without limiting the generality of the foregoing, the term “Intellectual Property Rights” also includes, with respect to the Works: (i) all present or future applied for, claimed, pending, registered or issued patents and all applications therefor, including, without limitation, all original, provisional, divisions, continuations, continuations-in-part and continued prosecution applications and, including, without limitation, all reissues or extensions thereof; and (ii) the rights to sue for, settle, and collect and retain proceeds from all past, present or future infringements, misappropriations or other violations of any such rights.

The Executive agrees as follows:

(a)	the Corporation is the exclusive owner of all Intellectual Property Rights;

(b)	for greater certainty, and to the extent that any Intellectual Property Rights are not already owned by the Corporation pursuant to the preceding subparagraph or otherwise, the Executive hereby irrevocably and unconditionally assigns to the Corporation or its nominee all Intellectual Property Rights, effective at the time each is created;

(c)	if the Executive has any Intellectual Property Rights that cannot be assigned to the Corporation, the Executive unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Corporation, its assignees and licensees with respect to such rights. Without limiting the generality of the foregoing, the Executive hereby unconditionally waives any and all moral rights that the Executive may have in the Works, including the right to the integrity of the work, the right to be associated with the work or identified as its author, the right to restrain or claim damages for any distortion, mutilation or other modification of them, and the right to restrain their use or reproduction in any context or in connection with any product, service, cause or institution;

(d)	to the extent that a formal transfer or assignment of any rights of the Executive in any of the Intellectual Property Rights is required, or the consent of the Executive to the registration of any right in any Intellectual Property Rights is required, the Executive will execute and deliver or, as applicable, will cause to be so executed and delivered, any further assignments, documentation and other instruments as may be reasonably required by the Corporation to effect the transfer, assignment or registration;

(e)	the Executive will promptly disclose the Works to the Corporation and maintain at all times adequate and current records relating to the creation and development of any Works, which records are and shall remain the property of the Corporation, and which will be stored at the Corporation’s premises;

(f)	when requested by the Corporation, the Executive shall, without further compensation to the Executive, but at the expense of the Corporation, do the following with respect to any of the Intellectual Property Rights: (1) cooperate with the Corporation in the filing, application, procurement, prosecution, maintenance, enforcement and defense of any Intellectual Property Right; (2) appear before or assist in preparations for any and all hearings, depositions or other proceedings related to any of the foregoing; and, (3) take such further actions as reasonably requested by the Corporation so that the Corporation enjoys the full extent of the assignment granted under, or other rights arising under, this Agreement;

(g)	notwithstanding anything in this Agreement to the contrary if, due to the Executive’s unavailability, mental or physical incapacity, or for any other reason, the Corporation is unable to secure the Executive’s signature on any assignment agreement, patent application or any other document, application or other instrument contemplated by this paragraph, including without limitation any document required in order to apply for or to pursue any application for any Canadian, United States or foreign registrations covering any Intellectual Property Rights assigned to the Corporation as per this Agreement, the Executive hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as the Executive’s agent in fact, to act for and on the Executive’s behalf and stead to execute and, as necessary, file any such agreements, applications, instruments or other documents, and to do all other lawfully permitted acts to further the prosecution and issuance of such registrations thereon with the same legal force and effect as if executed by the Executive; and

(h)	the Executive shall indemnify, defend and hold the Corporation and its affiliates, and each of the foregoing’s directors, officers, shareholders, members, managers, employees and agents, harmless from any and all claims, demands, suits, causes of action, damages (including, without limitation, consequential damages), liabilities, losses, costs, expenses and fees (including reasonable legal fees and investigatory fees) for or arising out of or from the Executive’s breach, misrepresentation or otherwise failure to fully perform, satisfy, comply and observe all of the Executive’s agreements, covenants, representations, warranties, commitments, obligations or other undertakings arising under this Section 22.

23.          Restrictive Covenants.

(a)	The Executive covenants and agrees that for a period of twelve (12) months following the date that the Executive’s employment with the Corporation ends for any reason whatsoever, the Executive will not (except with the prior express written consent of the Board) in Canada or the United States, directly or indirectly:

(i)	found or establish a “Competitive Business” (as defined herein); or

(ii)	be employed by, or perform services for, any Competitive Business in: (A) any executive capacity; or (B) any other capacity through which the Executive would perform services that are the same as or similar to the duties and functions performed by the Executive as CEO of the Corporation.

The Executive agrees that this restriction is commercially reasonable and reasonably necessary given the nature of the Executive’s position, the broad range of Confidential Information to which the Executive will have access and the likelihood of harm to the Corporation if the Executive were to engage in the foregoing restricted activities for a directly competitive business or enterprise. For the purposes of this Agreement, the parties agree that “Competitive Business” means: any business carried on in Canada or the United States (other than the business of the Corporation and its affiliates) engaged in the exploration, development, production and/or sale of any lithium, lithium-bearing pegmatite, gold or other precious metals or minerals.

(b)	The Executive covenants and agrees that for a period of twelve (12) months following the date that the Executive’s employment with the Corporation ends for any reason whatsoever, the Executive will not (except with the prior express written consent of the Board), directly or indirectly, communicate with any employee or consultant of the Corporation or its affiliates for the purpose of inducing or persuading such employee or consultant to terminate their relationship with the Corporation or its affiliate (as applicable).

(c)	The Executive agrees that for a period of twelve (12) months from the date that the Executive’s employment with the Corporation ends for any reason whatsoever, the Executive will not (except with the prior express written consent of the Corporation), directly or indirectly, (i) solicit any customer of the Corporation or any of its affiliates with whom the Executive dealt with in the course of discharging the Executive’s duties and responsibilities on behalf of the Corporation during the twelve (12) month period prior to the end of the Executive’s employment with the Corporation for or in connection with any purpose involving the exploration, development, production and/or sale of any lithium, lithium-bearing pegmatite, gold or other precious metals or minerals; (ii) solicit any supplier of the Corporation or any of its affiliates with whom the Executive dealt with in the course of discharging the Executive’s duties and responsibilities on behalf of the Corporation during the twelve (12) month period prior to the end of the Executive’s employment with the Corporation for or in connection with any purpose involving the exploration, development, production and/or sale of any lithium, lithium-bearing pegmatite, gold or other precious metals or minerals; or (iii) take any actions which are intended to persuade or induce any customers or suppliers of the Corporation or any of its affiliates with whom the Executive dealt with in the course of discharging the Executive’s duties and responsibilities on behalf of the Corporation to terminate their association and/or relationship with the Corporation or its affiliate (as applicable).

24.          Non-Disparagement. During the Executive’s employment with the Corporation and after the termination of the Executive’s employment with the Corporation for any reason, the Executive agrees that, except as may be required by law, the Executive will not take any action or make any statement or disclosure, written or oral, that is intended or reasonably likely to disparage the Corporation or its affiliates, or any of their past or present employees, officers or directors.

25.          Injunctive Relief. The Executive acknowledges and agrees that any breach of any of the provisions of Sections 21, 22, 23 or 24 could cause irreparable damage to the Corporation and its affiliates and that such harm may not be adequately compensated by the Corporation’s recovery of monetary damages, and that in the event of a breach thereof, the Corporation shall have, in addition to any and all remedies at law or in equity, the right to seek an injunction. It is further acknowledged and agreed that the remedies of the Corporation specified in this Section 25 are in addition to and not in substitution for any rights or remedies of the Corporation at law or in equity and that all such rights and remedies are not cumulative and are alternative and that the Corporation may have recourse to any one or more of its available rights or remedies as it shall see fit.

26.          Duty to Cooperate. After the termination of the Executive’s employment with the Corporation for any reason, the Executive agrees to make himself reasonably available to thencurrent Corporation personnel in the event the Executive’s assistance is needed to locate, understand, or clarify work previously performed by the Executive or to address other work-related issues relating to the Executive’s employment or the Executive’s areas of responsibility. The Corporation will reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of the Executive’s assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

27.          Disclosure of Existence of Agreement. In order to protect the Corporation’s interests under this Agreement, the Executive authorizes the Corporation to advise any third party with whom the Executive considers entering into, or enters into, a relationship as employee, independent contractor, or otherwise, of the existence of this Agreement and of its terms.

28.          Agreement Confidential. The Executive agrees that the terms of this Agreement are confidential and agrees not to disclose its terms to any other party other than the Executive’s spouse or common law partner, as applicable, and the Executive’s professional advisors, unless otherwise required by law.

29.          Surviving Obligations. The obligations of the Executive set forth in this Agreement that by their terms extend beyond or survive the termination of the Executive’s employment with the Corporation including, without limitation, Sections 21 through 28 of this Agreement (collectively, the “Surviving Provisions”) and any other provisions in this Agreement necessary to give efficacy to, or enforce, any of the Surviving Provisions will not be affected or diminished in any way by the termination of the Executive’s employment with the Corporation for any reason whatsoever.

30.          Warranty By Executive. The Executive represents and warrants that the Executive is not a party to any agreement, or otherwise bound by any duty to another person or entity that may restrict or limit the Executive’s ability to enter into this Agreement or perform the duties and functions contemplated by this Agreement. The Executive further represents and warrants that in the performance of the services and duties contemplated by this Agreement the Executive will not disclose or use any confidential information belonging to any prior employer or other persons or entities.

31.          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

32.          Dispute Resolution.

(a)	The parties agree that subject to the exceptions specified below in subsection (b), all claims or disputes arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the provisions of the Arbitration Act (British Columbia). The arbitration shall take place in Vancouver, British Columbia and shall be conducted in the English language. The arbitration award shall be given in writing and shall be final and binding on the parties. The award shall give reasons and shall deal with the question of costs of arbitration and all related matters. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

(b)	The parties agree that the Corporation may enforce the terms of Sections 21 to 24 inclusive by seeking injunctive or other relief in a court of competent jurisdiction in respect thereof.

33.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns. The Executive’s rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law of otherwise, without the prior written consent of the Corporation. This Agreement shall otherwise be binding upon and inure to the benefit of the Executives’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

34.          Additional Consideration. The Executive acknowledges and agrees that the Corporation is hereby providing the Executive with an additional payment of $100 to enter into this Agreement. The Executive specifically agrees that the Executive is receiving such $100 payment from the Corporation as consideration for the Executive agreeing to the terms and conditions set out in this Agreement. The Executive acknowledges and agrees that the Executive would not receive such $100 payment unless the Executive signed this Agreement.

35.          Entire Agreement. The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and the Executive agrees to comply with such obligations, duties and responsibilities. Subject to the foregoing, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, whether written or oral, between the parties in respect of the subject matter of this Agreement other than as expressly set forth in this Agreement. This Agreement may only be amended by further written agreement signed by the Executive and the Corporation. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that is shall constitute a legally binding agreement.

36.          Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

37.          Currency, Deductions and Withholdings. All payments by the Corporation to the Executive under this Agreement will be made in Canadian funds and will be subject to all required statutory deductions and withholdings.

38.          Minimum Standards. If any provision of this Agreement provides for a lesser benefit to the Executive than the minimum standards contained in any applicable legislation (including, the ESA), the minimum standard contained in any such legislation will prevail and be deemed to apply to the extent of the inconsistency.

39.          Affiliates. The parties agree that for the purposes of this Agreement, “affiliate” means when used with respect to the Corporation, another person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Corporation. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

40.          Independent Legal Advice. The Executive hereby acknowledges and confirms having the full opportunity to seek independent legal advice prior to signing this Agreement and has either obtained or waives such independent legal advice, and further acknowledges that the Executive has read, understood, and agreed to be bound by all of the terms and conditions contained herein.

41.          Notice. Any notice or other communication required or contemplated to be given hereunder must be in writing and shall be deemed effective when personally delivered or on the day following the sending when sent by facsimile, email or other means of electronic communication, addressed to the appropriate party as set forth below:

If to the Executive:	Jason Barnard [***] Email: jason.barnard@foremostlithium.com
If to the Corporation:	Foremost Lithium Resource & Technology Ltd. 25th Floor, 700 West Georgia Street Vancouver, British Columbia V7Y 1B3 Email: info@foremostlithium.com

42.          Severability. If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

43.          Waiver. Any waiver of any breach or default under this Agreement shall only be effective if made in writing, signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

44.          Assignment by the Corporation. The Executive agrees that this Agreement may be assigned by the Corporation to any of its affiliates; and the Executive shall not be entitled to any payment or other consideration or to any advance notice of any such assignment and, for greater certainty, such assignment shall not constitute a constructive dismissal.

45.          Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement. This Agreement may be executed and transmitted electronically and if so transmitted this Agreement will be for all purposes as effective as if the parties had delivered and executed an original agreement.

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IN WITNESS WHEREOF the parties have hereto duly executed this Agreement as of the day and year first above written.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Per: /s/ Michael McLeod

Authorized Signatory

Executed by Jason Barnard, in the	)
presence of	)
)
)
/s/ Jason Barnard	)	/s/ Jason Barnard
Witness	)	JASON BARNARD
/s/ Christina Barnard	)
)
)